Exhibit 10.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
SFT INS (TX) LLC

Effective: As of August 20, 2013

TABLE OF CONTENTS

SECTION 1 DEFINED TERMS	1

SECTION 2 FORMATION AND NAME; OFFICE; PURPOSE; TERM	6

2.1. Formation	6
2.2. Name of the Company	6
2.3. Purpose	6
2.4. Term	6
2.5. Registered Office	6
2.6. Registered Agent	6
2.7. Principal Office	6
2.8. Members	6
2.9. Fiscal Year	6
2.10. Specific Powers of the Company	7

SECTION 3 MEMBERS; CAPITAL; CAPITAL ACCOUNTS	7

3.1. Membership	7
3.2. Initial Capital Contributions	7
3.3. Additional Capital Contributions	7
3.4. No Interest on Capital Contributions	7
3.5. Return of Capital Contributions	7
3.6. Form of Return of Capital	7
3.7. Capital Accounts	8

SECTION 4 PROFIT, LOSS AND DISTRIBUTIONS	8

4.1. Distributions of Cash Flow and Allocations of Profit or Loss	8
4.2. Regulatory Allocations	8
4.3. Liquidation and Dissolution	9
4.4. General	10

SECTION 5 MANAGEMENT; RIGHTS, POWERS AND DUTIES; RESTRICTIONS ON POWERS	10

5.1. Management of the Company	10
5.2. General Powers; Operations	11
5.3. Meetings of and Voting By Members	11
5.4. Limitations on Power of Manager	12
5.5. Liability and Indemnification	12

SECTION 6 TRANSFER OF INTERESTS AND WITHDRAWALS OF MEMBERS	12

6.1. Restrictions on Transfers	13

i

6.2. Right of First Refusal	14
6.3. Closing of a Transfer	14
6.4. Effective Date of Sale	15
6.5. Transfers to Permitted Transferees	15
6.6. Voluntary Withdrawal	15
6.7. Involuntary Withdrawal	15

SECTION 7 DISSOLUTION, LIQUIDATION, CONSOLIDATION, MERGER AND SALE OF ASSETS	15

7.1. Events of Dissolution	15
7.2. Procedure for Winding Up and Dissolution	16
7.3. Filing of Certificate of Cancellation	16
7.4. Continuation of Business	16

SECTION 8 BOOKS, RECORDS, ACCOUNTING AND TAX ELECTIONS	16

8.1. Accounts	16
8.2. Books and Records	16
8.3. Annual Accounting Period	17
8.4. Reports	17
8.5. Tax Matters Partner	17
8.6. Tax Elections	17

SECTION 9 GENERAL PROVISIONS	17

9.1. Assurances	17
9.2. Notifications	17
9.3. Specific Performance	18
9.4. Complete Agreement	18
9.5. Applicable Law	18
9.6. Section Titles	18
9.7. Binding Provisions	18
9.8. Arbitration, Jurisdiction and Venue	18
9.9. Terms	18
9.10. Separability of Provisions	18
9.11. Counterparts	18
9.12. Estoppel Certificate	19
9.13. Indemnity	19
9.14. Effective Date of Agreement	19

AMENDED AND RESTATED LIMITED LIABILITY COMPANY
OPERATING AGREEMENT OF
SFT INS (TX) LLC
THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of SFT INS (TX) LLC, a Delaware limited liability company (the “Company”) is dated September 13, 2013, but effective as of August 20, 2013, by CPA:17 Limited Partnership, a Delaware limited partnership as a member of the Company , CPA:18 Limited Partnership, a Delaware limited partnership, as its managing member (the “Managing Member” or “Manager”), Julia A. McCullough, as the Independent Director (as defined below) and any Persons who become members of the Company in accordance with the provisions hereof.
WHEREAS, the Company was organized on June 12, 2013 by the filing of a Certificate of Formation with the Delaware Secretary of State; and
WHEREAS, CPA: 17 Limited Partnership, as managing member, CPA:18 Limited Partnership, as member and Julia A. McCullough, as Independent Director, executed the Operating Agreement of the Company, dated as of August 16, 2013 (the “Original Operating Agreement”;
WHEREAS, CPA: 17 Limited Partnership and CPA: 18 Limited Partnership, as the members of the Company have agreed to amend and restate the Original Operating Agreement in its entirety as hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
SECTION 1
DEFINED TERMS
The following capitalized terms shall have the meanings specified in this Section 1. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.
“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time.
“Adjusted Capital Account Deficit” means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:
(i)    the deficit shall be decreased by the amounts which the Interest Holder is deemed to be obligated to restore pursuant to Treas. Reg. § 1.704‑1(b)(2)(ii)(c); and
(ii)    the deficit shall be increased by the items described in Treas. Reg. § 1.704‑1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Member, any Person: (i) which owns more than 5% of the voting interests in the Member; or (ii) in which the Member owns more than 5% of the voting interests; or (iii) in which more than 5% of the voting interests are owned by a Person who has a relationship with the Member described in clause (i) or (ii) above.
“Agreement” means this Agreement, as amended, restated or supplemented from time to time.
“Capital Account” means the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:
(i)    an Interest Holder’s Capital Account shall be credited with the Interest Holder’s Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder’s distributive share of Profit and any item in the nature of income or gain specially allocated to such Interest Holder pursuant to the provisions of Section 4 (other than Section 4.2.4.); and
(ii)    an Interest Holder’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder, the amount of any liabilities of such Interest Holder assumed by the Company (or which are secured by property contributed by the Interest Holder to the Company), the Interest Holder’s distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Section 4 (other than Section 4.2.4.).
If any Interest is Transferred pursuant to the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent the Capital Account is attributable to the transferred Interests. If the book value of Company property is adjusted pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(f), the Capital Account of each Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Treas. Reg. § 1.704‑1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.
“Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Treas. Reg. § 1.704‑1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.
“Cash Flow” for a given period (or portion thereof) means all gross revenues or receipts for such period (or portion thereof), from any source whatsoever of the Company (determined on a cash basis), including distributions from any escrow account, less Permitted Expenses for such period (or portion thereof).
“Certificate of Formation” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the Office of the Secretary of State of the State of Delaware pursuant to the Act.
“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.
“Company” means SFT INS (TX) LLC, the limited liability company formed in accordance with this Agreement and the Act.

“Company Minimum Gain” has the meaning set forth in Treas. Reg. §§ 1.704‑2(b)(2) and 1.704‑2(d) for partnership minimum gain.
“Interest” means an Interest Holder’s limited liability company interest in the Company in accordance with the provisions of this Agreement and the Act.
“Interest Holder” means any Person who holds an Interest, whether as a Member or an unadmitted assignee of a Member.
“Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:
(iii)    the Member makes an assignment for the benefit of creditors;
(iv)    the Member files a voluntary petition of bankruptcy;
(v)    the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;
(vi)    the Member files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;
(vii)    the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties;
(viii)    the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (v);
(ix)    any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation, which continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated;
(x)    if the Member is an individual, the Member’s death or adjudication by a court of competent jurisdiction as incompetent to manage the Member’s person or property;
(xi)    if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;
(xii)    if the Member is a partnership or another limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;
(xiii)    if the Member is a corporation, the dissolution of the corporation or the revocation of its charter; or

(xiv)    if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the limited liability company.
“Lease” means the lease for the Property, dated August 20, 2013 between the Company, as landlord, and State Farm Mutual Automobile Insurance Company, as tenant.
“Lender” has the meaning set forth in Section 9.15 hereof.
“Loan” has the meaning set forth in Section 9.15 hereof.
“Loan Documents” shall have the meaning given in Section 9.13.
“Managing Member” or “Manager” means, CPA:18 Limited Partnership, a Delaware limited partnership.
“Member” means each Person signing this Agreement as of the date hereof and includes any Person who subsequently is admitted as an additional or substitute member of the Company pursuant to the provisions of this Agreement.
“Member Nonrecourse Debt” has the meaning set forth in Treas. Reg. § 1.704-2(b)(4) for partnership nonrecourse debt.
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. § 1.704‑2(i)(3).
“Member Nonrecourse Deductions” has the meaning set forth in Treas. Reg. §§ 1.704‑2(i)(1) and 1.704‑2(i)(2) for partner nonrecourse deductions.
“Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) Interest; (ii) right to inspect the Company’s books and records; (iii) right to participate in the management of and vote on matters coming before the Company; and (iv) unless this Agreement provides to the contrary, act as an agent of the Company.
“Negative Capital Account” means a Capital Account with a balance of less than zero.
“Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704‑2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Treas. Reg. § 1.704‑2(c).
“Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.704‑2(b)(3).
“Ordinary Course of Business” means any transaction which is undertaken to further the purposes for which the Company has been organized as set forth in Section 2.3.
“Percentage” means, as to a Member, the percentage set forth after the Member’s name on Exhibit A, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage of the Member whose Interest is held by such Interest Holder, to the extent the Interest Holder has succeeded to that Member’s Interest.

“Permitted Expenses” means all costs (capital, operating, and otherwise) of the Company during any period or portion thereof, determined on the basis of sound cash basis accounting practices applied on a consistent basis (including, but not limited to, principal and interest payments on Company debt and amounts spent on improving property owned or leased by the Company and reasonable reserves as determined by the Manger, in its sole discretion, but specifically excluding depreciation, amortization and any other non-cash deductions of the Company for income tax purposes).
“Permitted Transferee” means (i) any Member, (ii) any Wholly-Owned Subsidiary of a Member, (iii) any Person to which a Member transfers all or substantially all of its assets, and (v) any Person that is managed by a Member or any of its affiliates.
“Person” means any individual, corporation, partnership, association, limited liability company, trust, estate or other entity.
“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company’s taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:
(xv)    all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss; and
(xvi)    any tax‑exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss; and
(xvii)    any expenditures of the Company described in Code Section 705(a)(2)(b) (or treated as such pursuant to Treas. Reg. § 1.704‑1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss; and
(xviii)    gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of such property for federal income tax purposes; and
(xix)    in lieu of the depreciation, amortization or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and
(xx)    notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.2. hereof shall not be taken into account in computing Profit or Loss.
“Property” means that certain property located at 8900 Amberglen Boulevard, Austin, Texas.
“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.
“Security” shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.
“Transfer” or “Transferred” shall have the meaning given in Section 6.1.1.
“Transferee” shall have the meaning given in Section 6.1.3.

“Transferor” shall have the meaning given in Section 6.1.3.
“Voluntarily Withdraw” means a Member’s disassociation with the Company by means other than by a Transfer or an Involuntary Withdrawal.
“Voting Stock” means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).
“Wholly-Owned Subsidiary” means, as to any particular parent corporation, any entity of which all of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation.
SECTION 2
FORMATION AND NAME; OFFICE; PURPOSE; TERM
2.1.    Formation. The Company was formed on June 12, 2013 as a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, a Certificate of Formation in the form attached hereto as Exhibit B was executed and filed with the Office of the Secretary of State of the State of Delaware. The Members agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.
2.2.    Name of the Company. The name of the Company shall be “SFT INS (TX) LLC.” The Company shall do business only under that name.
2.3.    Purpose. The Company’s business and purpose shall consist of the acquisition and ownership of real property situate in 8900 Amberglen Boulevard, Austin, Texas and any other lawful purpose.
2.4.    Term. The Company was formed on June 12, 2013 upon the filing of the Certificate of Formation and shall continue in existence indefinitely until the cancellation of the Certificate of Formation in the manner required by the Act.
2.5.    Registered Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be located at c/o Corporation Service Company, whose post office address is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time.
2.6.    Registered Agent. The registered agent of the Company in the State of Delaware shall be Corporation Service Company, whose post office address is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, or such other Person or Persons within the State of Delaware as the Manager may designate from time to time.
2.7.    Principal Office. The principal office of the Company shall be located at c/o W. P. Carey Inc., 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, or at any other place which the Manager may designate from time to time.
2.8.    Members. The name, present mailing address, taxpayer identification number, and Percentage of each Member are set forth on Exhibit A. Upon execution of this Agreement, the Persons listed on Exhibit A shall be deemed admitted as members of the Company. Leah Speckhard, as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate of Formation with the office of the Secretary of State of the State of Delaware.

2.9.    Fiscal Year. The fiscal year of the Company shall end on the last day of December in each year.
2.10.    Specific Powers of the Company. The Company, with the approval of the Manager, may enter into and perform contracts, agreements or other instruments without any further act, vote or approval of any Member, notwithstanding any other provision of this Agreement, the Act or other applicable law, rule or regulation:
SECTION 3
MEMBERS; CAPITAL; CAPITAL ACCOUNTS
3.1.    Membership. The initial Members of the Company shall be CPA:18 Limited Partnership, a Delaware limited partnership and CPA:17 Limited Partnership, a Delaware limited partnership.
3.2.    Initial Capital Contributions. Upon the execution of this Agreement, the Members shall contribute to the Company cash in the amount set forth on Exhibit A attached hereto.
3.3.    Additional Capital Contributions.
3.3.1.    If the Members at any time or from time to time determine that the Company requires additional Capital Contributions, then each Member shall contribute its proportionate share (as determined in accordance with this Section) of any such additional Capital Contributions, which payment shall be due and payable on the date that is thirty (30) days after such determination has been made by the Members. A Member’s proportionate share of total additional Capital Contributions shall be equal to the product obtained by multiplying the Member’s Percentage and the total additional Capital Contributions required.
3.3.2.    If a Member fails to pay when due all or any portion of any Capital Contribution, the non‑defaulting Members shall pay the unpaid amount of the defaulting Member’s Capital Contribution (the “Unpaid Contribution”). To the extent the Unpaid Contribution is contributed by any other Member, the defaulting Member’s Percentage shall be reduced and the Percentage of each Member who makes up the Unpaid Contribution shall be increased, so that each Member’s Percentage is equal to a fraction, the numerator of which is that Member’s total Capital Contributions and the denominator of which is the total Capital Contributions of all Members. Exhibit A shall automatically be amended to reflect the Capital Contributions of each Member and their revised Percentages in accordance with this Section 3.2.2 and the Manager shall prepare and forward an updated copy of Exhibit A to each of the Members reflecting any additional Capital Contributions and revised Percentages, if applicable. This remedy is in addition to any other remedies allowed by law or by this Agreement.
3.3.3.    Except as provided in Sections 3.2. and 3.3., no Member shall be required to contribute any additional Capital Contributions to the Company, and no Member shall have any personal liability for any obligation of the Company. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.
3.4.    No Interest on Capital Contributions. Interest Holders shall not be paid interest on their Capital Contributions.
3.5.    Return of Capital Contributions. Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive the return of any Capital Contribution.

3.6.    Form of Return of Capital. If an Interest Holder is entitled to receive a return of a Capital Contribution, the Company may distribute cash, notes, property or a combination thereof to the Interest Holder in return of the Capital Contribution.
3.7.    Capital Accounts. A separate Capital Account shall be maintained for each Interest Holder.
SECTION 4
PROFIT, LOSS AND DISTRIBUTIONS
4.1.    Distributions of Cash Flow and Allocations of Profit or Loss.
4.1.1.    Profit or Loss. After giving effect to the special allocations set forth in Section 4.2., for any taxable year of the Company, Profit or Loss shall be allocated to the Interest Holders in proportion to their Percentages.
4.1.2.    Cash Flow. Cash Flow for each taxable year of the Company shall be distributed by the Company to the Interest Holders in proportion to their Percentages at such times and in such amounts as the Manager shall from time to time determine.
4.2.    Regulatory Allocations.
4.2.1.    Qualified Income Offset. No Interest Holder shall be allocated Losses or deductions if the allocation causes an Interest Holder to have a Adjusted Capital Account Deficit. If an Interest Holder receives (1) an allocation of Loss or deduction (or item thereof) or (2) any distribution which causes the Interest Holder to have a Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Interest Holder before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the Adjusted Capital Account Deficit as quickly as possible. This Section 4.2.1. is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Regulations promulgated under Code Section 704(b).
4.2.2.    Company Minimum Gain. Except as set forth in Treas. Reg. § 1.704‑2(f)(2), notwithstanding any other provision of this Agreement, if, during any taxable year, there is a net decrease in Company Minimum Gain, each Interest Holder, prior to any other allocation pursuant to this Section 4, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder’s share of the net decrease in Company Minimum Gain, computed in accordance with Treas. Reg. § 1.704‑2(g). Allocations of gross income and gain pursuant to this Section 4.2.2. shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the Regulations promulgated under Code Section 752), to the extent of the Company Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company’s other items of income and gain for the taxable year. The items to be so allocated shall be determined in accordance with Treas. Reg. §§ 1.704‑2(f)(6) and 1.704‑2(j)(2). It is the intent of the parties hereto that any allocation pursuant to this Section 4.2.2. shall constitute a “minimum gain chargeback” under Treas. Reg. § 1.704‑2(f) and shall be interpreted consistently therewith.
4.2.3.    Member Minimum Gain. Except as otherwise provided in Treas. Reg. § 1.704‑2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable year, each Interest Holder who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. § 1.704‑2(i)(5), shall be specially allocated items of income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Interest Holder’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. § 1.704‑2(i)(4). Allocations pursuant to the previous sentence shall be determined in accordance with Treas. Reg. §§ 1.704‑2(i)(4) and 1.704‑2(j)(2). This Section 4.2.3. is intended to comply with the minimum gain chargeback requirement in Treas. Reg. § 1.704‑2(i)(4) and shall be interpreted consistently therewith.
4.2.4.    Contributed Property and Book‑ups. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Treas. Reg. § 1.704‑1(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder.
4.2.5.    Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treas. Reg. § 1.704‑1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis) and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.
4.2.6.    Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable year shall be specially allocated to the Interest Holder who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704‑2(i)(1).
4.2.7.    Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Interest Holder who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Treas. Reg. § 1.704‑2(b).
4.2.8.    Withholding. All amounts required to be withheld pursuant to Code Section 1446 or any other provision of federal, state or local tax law shall be treated as amounts actually distributed to the affected Interest Holders for all purposes under this Agreement.
4.3.    Liquidation and Dissolution.
4.3.1.    If the Company is dissolved, the assets of the Company shall be distributed, subject to Section 18-804(a)(1) of the Act, to the Interest Holders in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit or Loss pursuant to Sections 4.1. and 4.4.2., if any.
4.3.2.    No Interest Holder shall be obligated to restore a Negative Capital Account.

4.3.3.    Notwithstanding anything to the contrary, in the event the Company is “liquidated” within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g), liquidating distributions shall be made pursuant to this Section 4.3. by the end of the taxable year in which the Company is liquidated, or, if later, within ninety (90) days after the date of such liquidation. Distributions pursuant to the preceding sentence may be made to a trust for the purpose of an orderly liquidation of the Company by the trust in accordance with the Act.
4.4.    General.
4.4.1.    Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Members.
4.4.2.    If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant‑in‑common with all other Interest Holders so entitled. Unless the Members otherwise agree, the fair market value of such assets shall be determined by an independent appraiser selected by the Members. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.1. and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Section 4.3.
4.4.3.    All Profit and Loss shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year; provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Profit, Loss or proceeds attributable to any extraordinary non‑recurring items of the Company.
4.4.4.    Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.
4.4.5.    Title to Company Property. All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in any Company property in its individual name or right, and each Member’s interest in the Company shall be personal property for all purposes.
SECTION 5
MANAGEMENT; RIGHTS, POWERS AND DUTIES; RESTRICTIONS ON POWERS
5.1.    Management of the Company.
(i)    In accordance with Section 18-402 of the Act, the management of the Company shall be vested in the Manager. Except where the consent or determination of the Members is expressly required by the terms of this Agreement, the decision by the Manager shall be final and shall control.

(ii)    The Manager shall have full, exclusive and complete discretion to manage the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein.
(iii)    With respect to third parties, only the Manager may bind the Company. If a Member binds the Company, but did not have the authority to so act under this Agreement (including, by failing to obtain the necessary consents from other Members), in addition to any other remedy (at law or in equity) that may be available against such Member, such Member shall be liable for all damages caused by breaching this Agreement.
5.2.    General Powers; Operations.
5.2.1.    Powers of Manager. Except has provided herein, the Manager shall have full, exclusive and complete discretion, power and authority, subject in all cases to the limitations and other provisions of this Agreement and the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs, including without limitation, whether similar or dissimilar, for Company purposes, the power:
5.2.1.1    to acquire by purchase, lease or otherwise, any real or personal property, tangible or intangible;
5.2.1.2    to construct, operate, maintain, finance and improve, and to own, sell, convey, assign, mortgage or lease any real estate and any personal property;
5.2.1.3    to sell, dispose, trade or exchange Company assets in the Ordinary Course of Business;
5.2.1.4    to enter into agreements and contracts and to give receipts, releases and discharges;
5.2.1.5    to purchase liability and other insurance to protect the Company’s properties and business;
5.2.1.6    to borrow money for and on behalf of the Company;
5.2.1.7    consent to any amendment, modification, supplement, cancellation or termination of any lease for real property;
5.2.1.8    to execute any and all other instruments and documents which may be necessary or in the opinion of the Manager desirable to carry out the intent and purpose of this Agreement;
5.2.1.9    to make any and all expenditures which the Manager, in its sole discretion, deems necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, all legal, accounting and other related expenses incurred in connection with the organization and financing and operation of the Company; and
5.2.1.10    to enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company.

5.3.    Meetings of and Voting By Members.
5.3.1.    A meeting of the Members may be called at any time by the Manager or by those Members holding at least fifty percent (50%) of the Percentages then held by Members. Meetings of Members shall be held (i) at the Company’s principal place of business, or (ii) at such place as the Members shall unanimously agree. Not less than ten (10) nor more than ninety (90) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding more than fifty percent (50%) of the Percentages then held by Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by his duly authorized attorney in fact. Members may participate in any meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if there is filed with the records of Members’ meetings a unanimous written consent which sets forth the action and is signed by each Member entitled to vote on the matter.
5.3.2.    Except as otherwise provided in this Agreement, wherever this Agreement requires the approval of the Members, the affirmative vote of Members holding more than fifty percent (50%) of the Percentages then held by Members shall be required to approve the matter. Except as otherwise provided in this Agreement, wherever the Act requires unanimous consent to approve or take any action, that consent shall be given in writing and, in all cases, shall mean, rather than the consent of all Members, the consent of Members holding more than fifty percent (50%) of the Percentages then held by Members. Where this Agreement requires unanimous consent to approve or take any action, then the affirmative approval of all Members shall be required for such approval or the taking of such action.
5.4.    Limitations on Power of Manager.
5.4.1.    Notwithstanding anything to the contrary contained in this Agreement, the Manager may not (i) file a bankruptcy or insolvency petition or otherwise institute or consent to insolvency proceedings with respect to itself or any other entity in which it has a direct or indirect legal or beneficial ownership interest without the unanimous consent of all Members of the Company, or (ii) if any Member is a real estate investment trust (“REIT”), take any action which is, or is likely to constitute, a violation of the laws, regulations and/or guidelines applicable to REITS or jeopardize the legal status of such Member as a REIT, without the consent of the applicable affected Member or Members.
5.5.    Liability and Indemnification.
5.5.1.    Neither the Members nor the Independent Director (as such term is defined below) shall not be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any act performed by them within the scope of the authority conferred on them by this Agreement, except for willful fraud or an intentional breach of this Agreement.
5.5.2.    To the fullest extent permitted by law, the Company shall indemnify any Member and/or the Independent Director for any act performed by them within the scope of the authority conferred on them by this Agreement, except for acts of willful fraud or an intentional breach of this Agreement.

SECTION 6
TRANSFER OF INTERESTS AND WITHDRAWALS OF MEMBERS
6.1.    Restrictions on Transfers. Membership Rights may be Transferred, as defined below, in whole or in part only in accordance with other specific provisions of this Agreement and the following provisions:
6.1.1.    For purposes of this Agreement, the term “Transfer” or “Transferred” shall mean the sale, hypothecation, assignment, transfer, pledge, encumbrance, or other disposition, by operation of law or otherwise, of Membership Rights.
6.1.2.    Membership Rights shall not be Transferred without the following:
(1)    The full compliance with the terms of this Section 6.1.;
(2)    The consent of the Member(s) owning the remaining Membership Rights;
(3)    An opinion of counsel, satisfactory to the Member(s) owning the remaining Membership Rights, that the Transfer of the Membership Rights does not violate the Securities Act of 1933 or any applicable state securities laws;
(4)    The delivery by the Transferee to the Company of a written instrument agreeing to be bound by the terms of this Agreement and a counterpart signature page to this Agreement; and
(5)    The delivery to the Company of (i) the Transferee’s taxpayer identification number and (ii) the Transferee’s initial tax basis in the Membership Rights.
6.1.3.    Any Transfer of Membership Rights shall be effective only to give the person to whom Transferred (the “Transferee”) the right to receive the share of tax allocations and distributions to which the person transferring (the “Transferor”) would otherwise be entitled.
6.1.4.    Except as otherwise provided herein, no Transferee of Membership Rights shall have the right to become a substituted Member unless the Member(s) owning the remaining Membership Rights, in the exercise of its or their sole and absolute discretion, expressly consents thereto in writing and the Transferee agrees to be bound by all the terms and conditions of this Agreement as then in effect. Unless and until a Transferee is admitted as a substituted Member, the Transferee shall have no right to exercise any of the powers, rights and privileges of a Member hereunder.
6.1.5.    Each Member agrees not to Transfer all or any part of its Membership Rights (or take or omit any action, filing election, or other action which could result in a deemed Transfer) if such Transfer (either considered along or in the aggregate with prior Transfers by other Members) would result in the termination of the Company for federal income tax purposes without the consent of the other Members. In order to enable the Members to identify Transfers which could result in such a termination, each Member covenants and agrees to immediately inform the other Members of any proposed Transfers (or deemed Transfers for purposes of the Code).
6.1.6.    Each Member agrees not to Transfer all or any part of its Membership Rights (or take or omit any action, filing election, or other action which could result in a deemed Transfer) if such Transfer (either considered alone or in the aggregate with prior Transfers by other Members) would result in Company being subject to the Investment Company Act as amended.

6.1.7.    Any Transfer not in accord with this Section 6 shall be void ab initio.
6.2.    Right of First Refusal. In the event that a Member (the “Selling Member”) desires to Transfer to any third person all or a portion of its Membership Rights, the Selling Member may do so only subject to the restrictions on Transfer contained in Section 6.1. and in full and complete compliance with the procedures set forth in Section 6.1.2. and the procedures set forth below for each instance or Transfer.
6.2.1.    The Selling Member shall give written notice (the “Sale Notice”) to each other Member (“Offeree(s)”) setting forth, in substance, the following:
(1)    That the Selling Member has given to, or received from, a third party (the “Offeror”) a good faith written offer (the “Offer”) to Transfer all or a part of its Membership Rights (the “Offered Interest”); and
(2)    That the Selling Member thereby offers to Transfer the Offered Interest to the Offeree(s), pro rata according to its or their respective Percentages, at a price and upon such terms and conditions as are set forth in the Offer, a true copy of which shall be attached to the Sale Notice.
6.2.2.    Within thirty (30) days after receipt of the Sale Notice (the “Transfer Offering Period”), the Offeree(s) may, at its or their option, elect to purchase all (but not less than all) of the Offered Interest by giving written notice of the intention to do so to the Selling Member. Any Offeree may assign its purchase rights hereunder to any Member owning Membership Rights. Closing of the purchase of the Offered Interests shall occur as set forth in Section 6.3.
6.2.3.    In the event that no Offeree(s) agrees to purchase all of the Offered Interests in accordance with subparagraph (2) of this Section 6.2.2, the Selling Member shall provide notice of such event to the Company. The Company shall then have the amount of time set forth in the Transfer Offering Period to determine, based on the approval of the Members other than the Selling Member, whether it shall elect to purchase all (but not less than all) of the Offered Interests, by giving written notice of its intention to do so to the Selling Member. The Company may assign its purchase rights hereunder to any Member or other Person. Closing of the purchase of the Offered Interests shall occur as set forth in Section 6.3. Failure of the Company or its assignee to notify the Selling Member of its acceptance within the relevant Transfer Offering Period shall be deemed to be its refusal to acquire the Offered Interests.
6.2.4.    In the event that an Offer made pursuant to Section 6.2.1., 6.2.2. or 6.2.3. is rejected, whether by expiration of the Transfer Offering Period or otherwise, and the Selling Member has complied with the requirements of Section 6.1. and Section 6.2., the Selling Member shall be permitted to Transfer the Offered Interests to the Offeror upon the terms and conditions as stated in the Offer; provided, however, that such Transfer may not be effected until the Offeror has executed and adopted this Agreement or a counterpart thereof. Closing of the purchase of the Offered Interest shall occur as set forth in Section 6.3. Transfer pursuant to the Offer must be made within sixty (60) days following the expiration of the relevant Transfer Offering Period and, if the Transfer is not made within such time period, the Offered Interests shall again become subject to the restrictions of this Agreement.
6.3.    Closing of a Transfer. Closing for the Transfer of Membership Rights pursuant to Section 6.2. shall occur within sixty (60) days following expiration of any relevant Transfer Offering Period and shall take place at the office of the Company at 10:00 a.m. on the date so specified in the written notice, or at such other time and place as shall be mutually agreeable. At such closing, the seller must Transfer and deliver the Membership Rights to the buyer and the buyer shall pay the agreed consideration to the seller. The seller shall also deliver to the buyer an instrument executed by the seller, warranting that the Membership Rights are free and clear of all liens, claims, and encumbrances of every kind. The seller shall also agree therein to indemnify the buyer against and to hold it harmless from any loss, cost or damage which it may incur by reason of the breach of such warranty. Further, in the event that the seller shall fail to appear at the closing or shall fail to deliver the certificate or certificates representing the Membership Rights when required to do so, or shall otherwise fail to comply with its obligations under this Agreement, the buyer may thereupon place cash or immediately and available funds equal to the purchase price in escrow for the seller, whereupon the Company shall be privileged to cancel the seller’s Membership Rights and to treat the Membership Rights as having been purchased by the buyer. Such purchase price shall be released from escrow only upon surrender by the seller of such certificate or certificates, properly endorsed for Transfer, or proof of destruction or loss thereof satisfactory to the Company.
6.4.    Effective Date of Sale. Any valid assignment of a Member’s Interest and/or Membership Rights in the Company, or part thereof, pursuant to the provisions of Section 6.1. hereof shall be effective as of the close of business on the last day of the calendar month in which the conditions thereto shall have been satisfied. The Company shall, from the effective date of such assignment, thereafter pay all further distributions on account of the Interest (or part thereof) so assigned, to the assignee of such Interest, or part thereof. As between any Member and its assignee, Profits and Losses for the fiscal year of the Company in which such assignment occurs shall be apportioned for federal income tax purposes in accordance with any convention permitted under §706(d) of the Code and selected by the Members.
6.5.    Transfers to Permitted Transferees. Subject to the terms contained in Section 6.1.3. and Section 6.1.5., any Member may, at any time and from time to time, upon satisfaction of the conditions set forth in this Section 6.5., Transfer to a Permitted Transferee, all, or any portion of, or any interest or rights in, the Membership Rights owned by the Member. Any such assignee shall not become a Member without having first executed an instrument reasonably satisfactory to the other Members accepting and agreeing to the terms and conditions of this Agreement, including a counterpart of this Agreement, and without having paid to the Company a fee sufficient to cover all reasonable expenses of the Company in connection with such assignee’s admission as a Member. If a Member assigns all of its Membership Rights to a Permitted Transferee, and the assignee of such Membership Rights is entitled to become a Member pursuant to this Section 6.5., such assignee shall be admitted to the Company effective immediately prior to the effective date of the assignment, and, immediately following such admission, the assigning Member shall cease to be a Member of the Company. In such event, the Company shall not dissolve if the business of the Company is continued without dissolution in accordance with Section 7.4. hereof.
6.6.    Voluntary Withdrawal. No Member shall have the right or power to Voluntarily Withdraw from the Company.
6.7.    Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the withdrawn Member shall thereupon become an Interest Holder but shall not become a Member without the unanimous consent of the remaining Members. If the Company is continued as provided in Section 7.1.3., the successor Interest Holder shall have all the rights of an Interest Holder but shall not be entitled to receive in liquidation of the Interest the fair market value of the Member’s Interest as of the date the Member involuntarily withdrew from the Company.
SECTION 7
DISSOLUTION, LIQUIDATION, CONSOLIDATION, MERGER AND SALE OF ASSETS
7.1.    Events of Dissolution. The Company may be dissolved and its affairs wound up upon:

7.1.1.    the unanimous written agreement of all of the Members;
7.1.2.    the entry of a decree of judicial dissolution under Section 18-802 of the Act; or
7.1.3.     the occurrence of an Involuntary Withdrawal of a Member, unless within 90 days after the occurrence of the event, all of the remaining Members of the Company agree in writing to the continuation of the Company and to the appointment, if necessary or desired, effective as of the date of the occurrence of the event, of one or more additional Members of the Company; provided, however, that the bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a Member shall not cause the termination or dissolution of the Company and the business of the Company shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such Member shall have all the rights of such Member for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute Member. The Transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of any Company interest shall be subject to all of the restrictions hereunder to which such Transfer would have been subject if such Transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent Member.
7.2.    Procedure for Winding Up and Dissolution. If the Company is dissolved, the Manager shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Interest Holders who are creditors, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for the payment thereof), and then to the Interest Holders in accordance with Section 4.3.
7.3.    Filing of Certificate of Cancellation. If the Company is dissolved and the winding up of the Company has been completed, the remaining Members shall promptly file the certificate of cancellation, as required by Section 18-203 of the Act. If there are no remaining Members, the certificate of cancellation shall be filed by the liquidating trustee of the Company or the last Person to be a Member; if there are no remaining Members nor any Person who is a liquidating trustee of the Company or who last was a Member, the certificate of cancellation shall be filed by the legal or personal representatives of the Person who last was a Member.
7.4.    Continuation of Business. Except as provided in Section 7.1.3. and to the fullest extent permitted by law, the Company shall not be dissolved and its affairs shall not be wound up upon the occurrence of an event that causes a Member to cease to be a member of the Company, and upon the occurrence of such an event, the business of the Company shall be continued without dissolution.
SECTION 8
BOOKS, RECORDS, ACCOUNTING AND TAX ELECTIONS
8.1.    Accounts. The funds of the Company may be deposited in such types of accounts maintained in the Company’s name as the Managing Member may determine. The Managing Member shall determine the institution or institutions at which the accounts will be maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.
8.2.    Books and Records.
8.2.1.    The Manager shall keep, or cause to be kept, complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company, a copy of the Certificate of Formation and this Agreement and all amendments to the Certificate of Formation and this Agreement; a current list of the names and last known business, residence, or mailing addresses of all Members; and the Company’s federal, state or local tax returns.
8.2.2.    The books and records shall be maintained in accordance with sound accounting principles and practices and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours for any purpose reasonably related to the Member’s interest in the Company.
8.2.3.    Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member’s inspection and copying of the Company’s books and records.
8.3.    Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Manager, subject to the requirements and limitations of the Code.
8.4.    Reports. Within ninety (90) days after the end of each taxable year of the Company, the Managing Member shall cause to be sent to each Person who was a Member at any time during the accounting year then ended if requested in writing prior to the end of such taxable year by such Person: (i) an annual compilation report, prepared by the Company’s independent accountants in accordance with standards issued by the American Institute of Certified Public Accountants; and (ii) a report summarizing the fees and other remuneration, if any, paid by the Company to any Member or any Affiliate in respect of the taxable year. In addition, within seventy‑five (75) days after the end of each taxable year of the Company, the Managing Member shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Interest Holder’s income tax returns for that year.
8.5.    Tax Matters Partner. The Managing Member shall be the Company’s tax matters partner (“Tax Matters Partner”). The Tax Matters Partner shall have all powers and responsibilities provided in Code Section 6221, et seq. The Tax Matters Partner shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Partner. The Company shall pay and be responsible for all reasonable costs and expenses incurred by the Tax Matters Partner in performing those duties. A Member shall be responsible for any costs incurred by such Member with respect to any tax audit or tax‑related administrative or judicial proceeding against such Member, even though the proceeding relates to the Company. The Tax Matters Partner may not compromise any dispute with the Internal Revenue Service without the approval of the Members.
8.6.    Tax Elections. The Members shall have the authority to make all elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be in the sole and absolute discretion of the Members.
SECTION 9
GENERAL PROVISIONS
9.1.    Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.
9.2.    Notifications. Any notice, demand, consent, election, offer, approval, request or other communication (collectively a “notice”) required or permitted under this Agreement must be in writing and delivered personally, sent by reputable courier or sent by certified or registered mail, postage prepaid, return receipt requested. Any notice to be given hereunder by the Company may be given by the Manager. A notice must be addressed to a Member at the Member’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s principal office. A notice delivered personally or by courier will be deemed given only when receipt is acknowledged in writing by the Person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.
9.3.    Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement, and money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.
9.4.    Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members. Notwithstanding the foregoing sentence, except for Section 9.15.2, the consent of the Independent Director shall not be required to amend this Agreement.
9.5.    Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware, all rights and remedies being governed by said law.
9.6.    Section Titles. The headings herein are inserted only as a matter of convenience only, and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.
9.7.    Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.
9.8.    Arbitration, Jurisdiction and Venue. Any dispute involving the interpretation or application of any provision of this Agreement or any matter relating to the operation of the Company shall be submitted to binding arbitration in New York, New York or Wilmington, Delaware, in accordance with the rules of the American Arbitration Association to the extent not inconsistent with the Delaware Uniform Arbitration Act, 10 Del. Co., § 5701, et seq. Any action to compel arbitration or enforce an arbitration award may be brought in the United States District Court for the District of Delaware or any Delaware State Court having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.
9.9.    Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.
9.10.    Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

9.11.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
9.12.    Estoppel Certificate. Each Member shall, within ten (10) days after written request by any Member or the Manager, deliver to the requesting Person a certificate stating, to the Member’s knowledge: (a) that this Agreement is in full force and effect; (b) that this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof.
9.13.    Indemnity. Each Member (the “Indemnitor”) agrees to indemnify and hold harmless the other Members and their Affiliates from and against: (a) any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses), suits, claims or judgments (collectively, “Liabilities”) arising out of any act or omission of the Indemnitor with respect to the Property or any breach by the Indemnitor of any representation, warranty, covenant or agreement contained herein and (b) any and all Liabilities not generally indemnified against in clause (a) of this Section 9.13. relating to the Property or any lease, mortgage, assignment or other document entered into with respect thereto imposed upon any Member and their Affiliates in excess of any amount equal to such Member’s Percentage of such Liabilities.
9.14.    Effective Date of Agreement. This Agreement shall be effective as of the date hereof in accordance with Section 18-201(d) of the Act.
9.15.    Single Purpose Entity Covenants. Notwithstanding anything to the contrary contained herein, for so long as that certain loan (the “Loan”) made by AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance company, (together with its successors and assigns, “Lender”) to the Company remains outstanding, in the event of any conflict or inconsistency between the provisions contained in this Section 9.15 and the other provisions of this Operating Agreement, the provisions contained in this Section 9.15 shall control and govern. All capitalized terms not defined herein shall have the respective meanings set forth in that certain Deed of Trust, Security Agreement and Financing Statement by and between the Company and Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Security Instrument”).
9.15.1.    The Company:
(a)    shall not engage in any business or activity, other than the ownership, operation and maintenance of the Property and activities incidental thereto;
(b)    shall not acquire or own any assets other than fee or leasehold interests, as applicable, in any of the Property as may be necessary for the operation of the Mortgaged Property and shall conduct and operate its business as presently conducted and operated;
(c)    shall preserve its existence and remain in good standing under the laws of jurisdiction in which it is organized;
(d)    shall not merge or consolidate with any other natural person or entity;
(e)    except as a result of Permitted Transfers, shall not take any action to dissolve, wind-up, terminate or liquidate in whole or in part; to sell, transfer or otherwise dispose of all or substantially all of its assets; to change its legal structure; or except for Permitted Transfers, transfer or permit the direct or indirect transfer of any partnership, membership or other equity interests, as applicable; or issue additional partnership, membership or other equity interests, as applicable; or seek to accomplish any of the foregoing;
(f)    shall not: (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute; (ii) seek or consent to the appointment of a receiver, liquidator or any similar official; or (iii) make an assignment for the benefit of creditors or take any action in furtherance of the foregoing;
(g)    shall not amend or restate its organizational or governing documents if such change would modify the requirements set forth in this Section 9.15;
(h)    shall do all things necessary to observe organizational formalities and will not take any actions in violation of or inconsistent with the terms and provisions of this Operating Agreement or other applicable organizational documents;
(i)    shall not own any subsidiary or make any investment in, any other Person;
(j)    shall not commingle its assets with the assets of any other Person and shall hold all of its assets in its own name;
(k)    shall not incur any debt, secured or unsecured, direct or contingent (including, without limitation, guaranteeing any obligation), other than the Indebtedness and customary unsecured trade payables incurred in the ordinary course of owning and operating the Property;
(l)    shall maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person;
(m)    shall only enter into any contract or agreement with any general partner, member, shareholder, principal or affiliate of Grantor or any guarantor, or any general partner, member, principal or affiliate thereof, upon terms and conditions that are intrinsically fair, are in writing and substantially similar to those that would be available on an arm’s-length basis with third parties;
(n)    shall not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(o)    shall not assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of another Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;
(p)    shall not make any loans or advances to any other Person and shall not acquire obligations or securities of its affiliates;
(q)    shall file its own tax returns separate from those of any other Person, except to the extent that Grantor is treated as a “disregarded entity” or investment trust for tax purposes and is not required to file tax returns under applicable law, and pay any taxes required to be paid under applicable law;
(r)    shall hold itself out to the public as a legal entity separate and distinct from any other Person and conduct its business solely in its own name, shall correct any known misunderstanding regarding its separate identity and shall not identify itself or any of its affiliates as a division or part of the other;

(s)    shall allocate fairly and reasonably shared expenses (including, without limitation, shared office space) and use separate stationery, invoices and checks;
(t)    shall pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds; and
(u)    shall not acquire obligations or securities of its partners, members or shareholders, as applicable.

9.15.2.    At all times at which the directors of the Company shall take, or shall be required to take, any action in such capacity and until such time as all obligations secured the Security Instrument have been paid in full, there shall be at least one (1) Independent Director.
9.15.2.1    An “Independent Director” shall be means a director who is not at the time of initial appointment and has not been at any time during the preceding five (5) years: (a) a stockholder, director, officer, employee, member, partner, investment adviser or manager of (i) the Company, (ii) any constituent owner of the Company or (iii) a constituent owner or other affiliate of Company or any constituent owner; (b) a customer, supplier or other person who derives more than 2% of its purchases or revenues from its activities with the Company or any affiliate of either of them; (c) a person or other entity which has Control or is under common Control with any such stockholder, director, officer, employee, member, partner, investment adviser, manager of the Company or any constituent owner; (d) an attorney or counsel to such person or entity mentioned in (a) above or (e) a member of the immediate family of any to such person or entity mentioned in this subparagraph. (As used herein, the term "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.)
9.15.2.2    With the consent of the initial members of the Company, which consent the initial members believe to be in the best interest of the initial members and the Company, no Independent Director shall, with regard to any action to be taken under or in connection with this Section, owe a fiduciary duty or other obligation to the initial members nor to any successor member (except as may specifically be required by the statutory law of any applicable jurisdiction), and every member, including each successor member, shall consent to the foregoing by virtue of such member’s purchase of an interest in the Company, no further act or deed of any member being required to evidence such consent. Instead, such director’s fiduciary duty and other obligations with regard to such action under or in connection with this Section shall be owed to the Company (including its creditors). In addition, no Independent Director may be removed unless his or her successor has been elected.
9.15.2.3    Notwithstanding any other provision of this Agreement and any provision of law that otherwise empowers the Company and so long as any obligations secured by a Security Instrument remain outstanding and not discharged in full, the Company shall not, without the consent of the Independent Director, do any of the following:
9.15.2.3.1    engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;

9.15.2.3.2    (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;
9.15.3.    Notwithstanding any provision hereof to the contrary, any indemnification claim against the Company arising under this Agreement or the laws of the state of organization of the Company shall be fully subordinate to any obligations of the Company arising under the Security Instrument or any other Loan Documents (as defined therein), and shall only constitute a claim against the Company to the extent of, and shall be paid by the Company in monthly installments only from, the excess of net operating income of the Company for any month over all amounts then due under the Security Instrument and the other Loan Documents.

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IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.
MEMBERS:

CPA: 17 LIMITED PARTNERSHIP, a Delaware limited partnership, its member
By:	CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED, a Maryland corporation, its general partner
	By:	/s/ Chad Edmonson
Name: Chad Edmonson
Title: Executive Director

Address:
c/o W.P. Carey Inc.
50 Rockefeller Plaza
New York, New York 10020

CPA: 18 LIMITED PARTNERSHIP, a Delaware limited partnership, its member
By:	CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED, a Maryland corporation, its general partner
	By:	/s/ Chad Edmonson
Name: Chad Edmonson
Title: Executive Director

Address:
c/o W.P. Carey Inc.
50 Rockefeller Plaza
New York, New York 10020

INDEPENDENT DIRECTOR:
/s/ Julia A. McCullough
Name: Julia A. McCullough

EXHIBIT A
TO
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
List of Members; Capital; and Percentages

Name, Address and Taxpayer	Cash Capital
I.D. Number of Member	Contribution	Percentages

CPA:17 Limited Partnership c/o W. P. Carey Inc. 50 Rockefeller Plaza, 2nd Floor New York, New York 10020 Taxpayer ID # 26-1557565	$18,600,000	50%

CPA:18 Limited Partnership c/o W. P. Carey Inc. 50 Rockefeller Plaza, 2nd Floor New York, New York 10020 Taxpayer ID # 26-1557565	$18,600,000	50%

EXHIBIT B
TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT
Copy of Certificate of Formation